SCHEDULE 14A

                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No. ______)

Filed by the registrant   _X_

Filed by a party other than the registrant  ___

Check the appropriate box:

___  Preliminary proxy statement          ___  Confidential, for use of the
                                               Commission only (as permitted
                                               by Rule 14a-6(e)(2)).

_X_  Definitive proxy statement.

___  Definitive additional materials.

___  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                        Meridian Insurance Group, Inc.
              (Name of Registrant as Specified in Its Charter)


   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

_X_  No fee required.
___  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)  Title of each class of securities to which transaction applies:


(2)  Aggregate number of securities to which transaction applies:


(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


(4)  Proposed maximum aggregate value of transaction:


(5)  Total fee paid:


___  Fee paid previously with preliminary materials.


___ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount Previously Paid:


(2)  Form, Schedule or Registration Statement No.:


(3)  Filing Party:


(4)  Date Filed:

April 7, 1998


Dear Shareholder:

     You are cordially invited to attend our Annual Meeting of Shareholders at 2:00 p.m., Wednesday, May 13, 1998. The meeting will be held in our home office at 2955 North Meridian Street, Indianapolis, Indiana, in the Pennsylvania Room. We will report on Meridian's 1997 business results and on other matters of current interest to our shareholders.

     Enclosed with this Proxy Statement are your proxy card and Meridian's 1997 Annual Report. Your vote is important. We encourage you to read this Proxy Statement and mark, sign and return your proxy card in the enclosed envelope as soon as possible whether or not you expect to attend the meeting.

     All of us look forward to seeing you on May 13.


                              Sincerely,



                              Norma J. Oman
                              President and Chief Executive Officer

               MERIDIAN INSURANCE GROUP, INC.




Notice of 1998 Annual Meeting of Shareholders

     The Annual Meeting of Shareholders of Meridian
Insurance Group, Inc., will be held on May 13, 1998, at 2:00
p.m., Eastern Standard Time, in our home office at 2955
North Meridian Street, Indianapolis, Indiana, in the
Pennsylvania Room.  The purpose of the meeting is to:

     1.  elect four directors; and

     2.  act on any other business properly coming before the meeting.

     Shareholders of record at the close of business on March 13, 1998, will be entitled to notice of and to vote at the Annual Meeting.

     This Proxy Statement, proxy card and Meridian's 1997 Annual Report to Shareholders are being distributed on or about April 7, 1998.


                              By order of the Board of Directors,




                              J. Mark McKinzie
                              Vice President, Corporate Secretary
                              and General Counsel





April 7, 1998
Indianapolis, Indiana

                    MERIDIAN INSURANCE GROUP, INC.
                      2955 North Meridian Street
                           P.O. Box 1980
                     Indianapolis, Indiana  46206

                            PROXY STATEMENT

                    ANNUAL MEETING OF SHAREHOLDERS

                             May 13, 1998

     Meridian Insurance Group, Inc., ("MIGI" or the
"Company" or "we") will hold our Annual Meeting of Shareholders on May 13, 1998, at 2:00 p.m., Eastern Standard
Time.  The meeting will be in our home office at 2955 North
Meridian Street, Indianapolis, Indiana, in the
Pennsylvania Room.

     Our Board of Directors is mailing you this Proxy
Statement and the enclosed proxy card. Our purpose is to solicit your proxy to be voted at the Annual Meeting and at any adjournment of it. Below is important information about the Annual Meeting and this Proxy Statement.

     What you are voting on: The election of four directors: John T. Hackett, David M. Kirr, Norma J. Oman and James D. Price.

     Who may vote: Shareholders as of the close of business of March 13, 1998, (the "Record Date") are entitled to vote at the Annual Meeting. Each shareholder is entitled to one vote for each Common Share held on the Record Date.

     How to vote: MIGI shareholders on the Record Date may vote in person at the Annual Meeting or by proxy. We recommend you vote by proxy even if you plan to attend the Annual Meeting. You can always change your vote at the Annual Meeting.

     How proxies work: MIGI's Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the Annual Meeting in the manner you direct. You may vote for all, some or none of our director nominees. Sign and date the enclosed proxy card and return it in the prepaid envelope. If you return your signed proxy but do not specify how to vote, we will vote your shares in favor of our director nominees.

     How to revoke your proxy: You have the right to revoke your proxy any time before the meeting by notifying MIGI's Corporate Secretary or returning a later-dated proxy. You may also revoke your proxy by voting in person at the Annual Meeting.

     If you receive more that one proxy card: It means you hold shares registered in more than one account. Sign and return all proxies to ensure that all your Common Shares are voted.

     A quorum: In order to carry on the business of the Annual Meeting, we must have a quorum. This means at least a majority of the outstanding Common Shares eligible to vote must be represented at the Meeting, either by proxy or in person. As of the Record Date, 6,637,853 MIGI Common Shares were issued and outstanding. Any properly executed proxy cards we receive will be considered part of the quorum, including abstentions and broker non-votes. Broker non-votes occur when a broker returns a proxy card but does not have authority to vote on a particular proposal.

     Votes needed: The four director nominees receiving the most votes will be elected to the Board of Directors. Only votes cast for a nominee will be counted, except that your proxy will be voted for the four management nominees unless it contains instructions to the contrary. Abstentions, broker non-votes and instructions on your proxy card to withhold authority to vote for one or more of the nominees will result in their receiving fewer votes. However, such action will not reduce the number of votes the nominee receives otherwise. As of the Record Date, Meridian Mutual Insurance Company ("Meridian Mutual") owned 3,150,000 Common Shares or approximately 47.5 percent of MIGI's outstanding Common Shares. Meridian Mutual has advised MIGI it will vote its shares in favor of the election of Ms. Oman and Messrs. Hackett, Kirr and Price.

     Attending the Annual Meeting: All shareholders as of the Record Date, their proxyholders, and MIGI's guests may attend the Annual Meeting.

     Shareholder recommendations for directors: Any shareholder may recommend a person as a candidate for director of MIGI by writing to MIGI's Corporate Secretary at
P. O. Box 1980, Indianapolis, Indiana 46206. The shareholder should include the candidate's name, qualifications, and employment history. The candidate must be qualified and expressly interested in serving on the Board.

     Shareholder proposals for the 1999 Annual Meeting:
Shareholder proposals for next year's Annual Meeting must be received by us by December 7, 1998. The proposals must be in writing and addressed to MIGI's Corporate Secretary at P.O. Box 1980, Indianapolis, Indiana 46206. We will include a proposal in next year's proxy statement if it:

   complies with Securities and Exchange Commission regulations and represents a proper subject for shareholder action under Indiana law.

                 BENEFICIAL OWNERSHIP OF COMMON SHARES

     The following table lists, as of March 13, 1998, the
number and percentage of MIGI's outstanding Common Shares
beneficially owned by:

      each director of MIGI
      each Named Executive Officer in the Summary Compensation Table all directors and executive officers of MIGI as a group, and each person known by MIGI to own beneficially more than five percent of its Common Shares.

Each person has sole voting and sole investment power with respect to the Common Shares they own, unless a footnote states otherwise.

                                                                Percent  of
    Name of Individual             Shares  Beneficially         Outstanding
   or Identity of Group                    Owned               Common Shares

Principal Shareholder:
Meridian Mutual Insurance Co.            3,150,000                 47.5%
2955 N. Meridian Street
P.O. Box 1980
Indianapolis, Indiana 46206

Gregory M. Shepard                         679,600 (1)             10.2%
Tracy M. Shepard
American Union Financial Corporation
Direct Auto Insurance Company
American Union Life Insurance Company
Direct Auto Indemnity Company
303 E. Washington Street
Bloomington, Illinois 61701

Franklin Resources, Inc.                   400,000 (2)              6%
Charles B. Johnson
Rupert H. Johnson, Jr.
777 Mariners Island Blvd.
San Mateo, California 94404
Franklin Advisory Services, Inc.
One Parker Plaza, 16th Floor
Ft. Lee, New Jersey 07024

Directors and Officers:
Ramon L. Humke                              11,806 (3)              *
Norma J. Oman                              163,571 (4)              2.4%
Harold C. McCarthy                          24,128 (3)              *
Sarah W. Rowland                             3,353 (3)              *
Joseph D. Barnette, Jr.                      8,153 (3) (5)          *
Scott S. Broughton                          21,153 (6)              *
David M. Kirr                                8,153 (3)              *
John T. Hackett                              5,653 (3)              *
James D. Price                              17,153 (3) (7)          *
Thomas H. Sams                               3,153 (8) (9)          *
Steven R. Hazelbaker                        35,166 (10)             *
J. Mark McKinzie                            38,917 (11)             *
Brent Hartman                                7,670                  *
Timothy J. Hanrahan                         37,164 (12)             *

All directors and executive                423,616 (13)             6.1%
officers as a group (15 persons)

*The asterisk means this person beneficially owns less than one percent of MIGI's outstanding Common Shares.

(1)  Gregory M. Shepard, Tracy M. Shepard, American Union
Financial Corporation, Direct Auto Insurance Company,
American Union Life Insurance Company, and Direct Auto
Indemnity Company filed a Schedule 13G with the Securities and Exchange Commission on August 11, 1997, with regard to 679,600 MIGI Common Shares and provided MIGI with a copy of the Schedule 13G. The Schedule 13G states that Gregory M. Shepard and Tracy M.
Shepard each own 50 percent, and collectively own 100 percent, of the common stock of American Union Financial
Corporation ("AUFC"), an Illinois corporation.  Neither
Gregory M. Shepard nor Tracy M. Shepard directly owns any
MIGI Common Shares. AUFC owns 100 percent of the capital stock of Direct Auto Insurance Company ("Direct Auto Insurance"). Direct Auto Insurance owns 100 percent of the capital stock of American Union Life Insurance Company ("AULIC") and Direct Auto Indemnity
Company ("Direct Auto Indemnity").  AUFC owns directly
67,790 MIGI Common Shares. AULIC and Direct Auto Indemnity own directly 389,600 and 222,210 MIGI Common Shares, respectively.

(2)  Franklin Advisory Services, Inc., Franklin Resources,
Inc., Charles B. Johnson, and Rupert H. Johnson, Jr., filed a Schedule 13G with the Securities and Exchange Commission in February 1997 with regard to 400,000 Common Shares of MIGI.
The Schedule 13G states that those 400,000 Common Shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries ("Adviser Subsidiaries") of Franklin Resources,
Inc. ("FRI"). The advisory contracts give the Adviser Subsidiaries all voting and investment power over the securities the advisory clients own. Therefore, such Adviser Subsidiaries may be deemed to be beneficial owner of the Common Shares covered by the Schedule 13G filing. Charles B. Johnson and Rupert H. Johnson, Jr. ("Principal Shareholders") each own in excess of 10 percent of the outstanding common stock of FRI and are the principal shareholders of FRI. FRI and the Principal Shareholders may be deemed to be the beneficial owner of securities held by persons and entities advised by FRI or its subsidiaries. FRI, the Principal Shareholders, and each of the Adviser Subsidiaries disclaim any economic interest or beneficial ownership in any of the Common Shares covered by the Schedule 13G filing.

(3)  This number includes options to purchase 3,000 Common
Shares granted under MIGI's 1994 Outside Director Stock Option Plan.

(4) This number includes 142,461 Common Shares Ms. Oman has the option to purchase under MIGI's Incentive Stock Plan.

(5) This number includes 2,000 Common Shares held by Mr. Barnette's spouse. Mr. Barnette shares voting and dispositive power for this stock.

(6) Mr. Broughton was President and Chief Operating Officer of Citizens Security Group Inc. ("CSGI"). When MIGI acquired CSGI,
Mr. Broughton signed a Consulting Services Agreement with the Company which, among other matters, granted Mr. Broughton an option to purchase 20,000 Common Shares of the Company.

(7)  This number includes 2,000 Common Shares held by Mr. Price's spouse.

(8) This number includes 1,000 Common Shares owned by Waldemar Industries, Inc. Mr. Sams is the principal owner of Waldemar Industries, Inc.

(9)  This number includes options to purchase 2,000 Common
Shares granted under MIGI's 1994 Outside Director Stock Option Plan.

(10) This number includes 34,166 Common Shares Mr. Hazelbaker has the option to purchase under MIGI's Incentive Stock Plan.

(11) This number includes 31,417 Common Shares Mr. McKinzie has the option to purchase under MIGI's Incentive Stock Plan.

(12) This number includes 26,950 Common Shares Mr. Hanrahan has the option to purchase under MIGI's Incentive Stock Plan.

(13) This number includes 304,325 Common Shares subject to options to purchase under MIGI's Incentive Stock Plan or MIGI's 1994 Outside Director Stock Option Plan. Common Shares directly owned by Meridian Mutual are not included in this number.

                         ELECTION OF DIRECTORS

     The Board of Directors consists of ten directors divided into three classes of at least three directors each. Directors generally serve for terms of three years. The term of one class of directors expires at each Annual Meeting of Shareholders. According to MIGI policy, at least two members of the Board of Directors will not otherwise be affiliated with MIGI or Meridian Mutual.

     Nominees for election this year are:  Ms. Norma J.
Oman, Mr. John T. Hackett and Mr. David M. Kirr for three-year terms and Mr. James D. Price for a one-year term. All the nominees currently serve as MIGI directors. Mr. Price was elected by the Board in March 1998 to fill the vacancy created when Director Van P.
Smith retired. Mr. Smith's term would have expired at the 1999 Annual Meeting. The other directors listed in the following table have terms of office expiring in 1999 or 2000.

     Each nominee has consented to serve for an additional term. If a nominee becomes unavailable before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

         Name                            Age       Capacity
Nominee for election as director
with term expiring in 1999:

James D. Price                            59       Director

Nominees for election as directors
with terms expiring in 2001:

Norma J. Oman                             50       President, Chief Executive
                                                   Officer and Director
David M. Kirr                             60       Director
John T. Hackett                           65       Director

Directors continuing in office
with terms expiring in 2000:

Joseph D. Barnette, Jr.                   58       Director
Scott S. Broughton                        43       Director
Ramon L. Humke                            65       Director
Thomas H. Sams                            56       Director

Directors continuing in office
with terms expiring in 1999:

Harold C. McCarthy                        71       Director
Sarah W. Rowland                          65       Director


      Mr. Barnette has served as a director of the Company since 1988. Mr. Barnette is the Chief Executive Officer and Chairman of the Board of Bank One, Indiana, NA and Banc One Indiana Corporation. He also serves as a director of IPALCO Enterprises, Inc.

     Mr. Broughton has served as a director of MIGI since
1996.  Mr. Broughton was President and Chief Operating Officer of
CSGI and its insurance subsidiaries from 1992 through July 1996 when MIGI acquired those companies. Since August 1996, he has been Chairman and Chief Executive Officer of VIS'N, Inc., of Red
Wing, Minnesota. VIS'N provides claims and information technology services to property and casualty insurance companies. Mr. Broughton also is a director of Woodland
Container Corporation of Aiken, Minnesota.

     Mr. Humke has served as a director of MIGI since 1987 and as Chairman since 1992. He is also Chairman of the Board of Directors of Meridian Mutual. Mr. Humke has been the President, Chief Operating Officer and a director of Indianapolis Power and Light Company since 1990. Mr. Humke is also a director of IPALCO Enterprises, Inc., LDI
Management, Inc., and NBD Bank, N.A.

     Mr. Sams has served as a MIGI director since 1994. Mr. Sams has been President, Chief Executive Officer and a director of Waldemar Industries, Inc., an investment holding company in Indianapolis, Indiana, since 1967. He is also a director of NBD Bank, N.A., IPALCO Enterprises, Inc., and Mid-America Capital Resource, Inc.

     Ms. Oman was elected President and Chief Executive
Officer of MIGI in 1991, having served as an Executive Vice
President since 1990.  She became President and Chief
Executive Officer of Meridian Mutual and Meridian Security
Insurance Company ("Security") in 1990. Ms. Oman has served as a director of MIGI since 1991. She is also a director of Meridian Mutual, Bank One, Indianapolis, NA and Lilly Industries, Inc.

     Mr. Kirr has served as a MIGI director since 1992.  Mr.
Kirr has been the President   of Kirr, Marbach & Company, a
Columbus, Indiana, investment advisory firm, since 1975.

     Mr. Hackett has served as a Company director since 1992 and is also a director of Meridian Mutual. Since 1991, Mr. Hackett has been a Managing General Partner of CID Equity Partners, L.P., a venture capital firm. Mr. Hackett also serves as a director of Ball Corporation, Irwin Financial Corporation, and Wabash National Corporation.

     Mr. McCarthy has served as a director of MIGI since
1986 and is also a director of Meridian Mutual.  Mr.
McCarthy is now retired but previously served as President and Chief Executive Officer of MIGI, Meridian Mutual and Security.

     Mr. Price became a MIGI director on March 18, 1998, when the MIGI Board elected him to fill the vacancy created by Mr. Van Smith's retirement. Mr. Price is a First Vice
President - Investments for Prudential Securities Incorporated.
He has been a director of Meridian Mutual since 1987.

     Ms. Rowland has served as a director of the Company since 1994 and is also a director of Meridian Mutual. Ms. Rowland was elected Chief Executive Officer and Chairman of the Board of Rowland Design, Inc., an Indianapolis, Indiana, interior design and space planning firm in 1993. From 1968 to 1993, Ms. Rowland served as President and Chief Executive Officer of The Rowland Associates, Inc. She also is a director of NBD Bank, N.A., and IPALCO Enterprises, Inc.

                 COMMITTEES OF THE BOARD OF DIRECTORS

     During 1997 the Board of Directors held five meetings. Each director attended at least 75 percent of the aggregate of the total number of Board meetings and the total number of meetings of all Board committees on which the director served. MIGI's Board of Directors has six committees. They normally hold joint meetings with similar committees of the Meridian Mutual Board of Directors.

Audit Committee
     Members:  Directors Barnette, Hackett, Humke and Price
     Number of Meetings in 1997:  Four
     Functions:    Reviews accounting and financial reporting functions
                   Oversees internal controls, audits and compliance program
                   Recommends independent auditors and oversees
                    their activities
                   Monitors the parties' relationships under the Reinsurance
                    Pooling Agreement

Compensation Committee
     Members:  Directors Humke and Sams
     Number of Meetings in 1997:  Four
     Functions:    Establishes and administers executive compensation
                    program and any incentive compensation plans
                   Reviews salary and employee benefit programs
                   Administers 1996 Employee Incentive Stock Plan

Finance and Investment Committee
     Members: Directors Barnette, Hackett, Humke, Kirr, Oman and Price Number of Meetings in 1997: Four
     Functions:    Establishes investment policy and guidelines
                   Reviews and approves Company investment transactions

Nominating Committee
     Members:  Directors Humke, McCarthy, Oman and Rowland
     Number of Meetings in 1997:  One
     Functions:    Considers and recommends candidates for membership on
                    the Board of Directors
                   Will consider a candidate for director recommended by a
                    shareholder

Business Development Committee
     Members:  Directors Broughton, Humke, Rowland and Oman
     Number of Meetings in 1997: Two
     Functions:    Reviews management proposals for product and service
                    developments and enhancements
                   Assists and guides management with strategic business
                    initiatives

Pooling Agreement Committee
     Members:  Directors Barnette, Hackett, Humke, Kirr, and Oman
     Number of Meetings in 1997:  None
     Functions:    At request of Audit Committee and in conjunction with
                    Meridian Mutual's Pooling Agreement Committee, reviews relationships among the parties to the Reinsurance Pooling Agreement and determines whether the percentage participation of the parties continues to bear an appropriate relationship

                CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Meridian Mutual incorporated MIGI in 1986. MIGI remained a wholly-owned subsidiary of Meridian Mutual until March 1987. At that time, MIGI sold 1,700,000 Common Shares in a public offering. This reduced Meridian Mutual's ownership of MIGI's outstanding Common Shares from 100 percent to approximately 65 percent. MIGI completed a second public offering of 1,725,000 Common Shares in 1993. This further reduced Meridian Mutual's ownership of MIGI to approximately 46.8 of its Common Shares. In mid-1996 the Company acquired CSGI and its property and casualty insurance subsidiaries, Citizens Fund Insurance Company ("Fund") and Insurance Company of Ohio ("ICO") and became affiliated with Citizens Security Mutual Insurance Company ("CSM"). References in this Proxy Statement to "Citizens Security Group" include Fund, ICO and CSM.

     MIGI markets insurance products and services through its wholly-owned subsidiaries, Security, Fund and ICO.
Their operations are interrelated with the operations of CSM and Meridian Mutual, an Indiana mutual property and casualty company. MIGI believes its various transactions with Meridian Mutual and CSM are on terms no less favorable to MIGI than what could be negotiated with an independent third party.

     MIGI obtains the majority of its insurance business through a Reinsurance Pooling Agreement with Meridian Mutual and CSM. In addition, Meridian Mutual provides the facilities and many services required to conduct MIGI's business. During 1997 MIGI paid Meridian Mutual $311,064 for administrative and other services.

     When the Company acquired CSGI, MIGI entered into a Consulting Services Agreement with Mr. Scott Broughton.
Under the Agreement, MIGI pays Mr. Broughton a $175,000 annual consulting fee. In exchange, Mr. Broughton provides consulting services and advice regarding the Citizens
Security Group upon MIGI's request. The Agreement is effective for five years and ends July 31, 2001. If Mr.
Broughton became disabled or died before the termination date, MIGI would continue payments to Mr. Broughton or his estate.

     Mr. Broughton is Chairman and Chief Executive Officer of VIS'N, Inc. VIS'N provides claims handling and information technology services to the Citizens Security Group. During 1997 the Citizens Security Group paid VIS'N $925,957 under the information technology services agreement. This agreement will expire July 31, 1999, or can be terminated immediately for reasons stated in the contract. During 1997 the Citizens Security Group paid VIS'N $3,071,819 for claims handling and administration.
The Citizens Security Group and VIS'N agreed to terminate the claims administration agreement effective February 1, 1998. The fees paid to VIS'N under these agreements are lower than or equal to what Citizens Security Group has spent historically for these services.

Description of Pooling Agreement

     Meridian Mutual, Security, CSM, Fund and ICO are parties to a Reinsurance Pooling Agreement. It covers all the property and casualty insurance written by the parties except for nonstandard auto and direct response business.
Thus, premiums, losses, loss adjustment expenses and the underwriting and administrative expenses of the parties, for all but nonstandard auto and direct response business, are shared according to established percentages. Currently, the participation percentages are 74 percent for MIGI's insurance subsidiaries, 22 percent for Meridian Mutual, and four percent for CSM. These participation percentages were fixed with reference to the relative historical net written premiums of the companies.

     The MIGI and Meridian Mutual Audit Committees have the responsibility of monitoring the parties' relationships under the Reinsurance Pooling Agreement. The Committees have established the procedures they deem necessary and appropriate for this process. Their guidelines provide for:
         reviewing the participation percentages at least annually and referring any decision to change the participation percentages to the Pooling Agreement Committees of MIGI and Meridian Mutual.

     MIGI's business and operations are integrated with and dependent upon Meridian Mutual's business and operations.
Management of Meridian Mutual and MIGI will decide:
         what expenses relate to underwriting, meaning they
          will be shared by the parties under the pooling agreement; and which assets and liabilities will be transferred among the parties to the pooling agreement and what their values are.
The pooling agreement does not have established procedures for making these decisions.

     MIGI and Meridian Mutual do not always have the same interests. Their interests conflict when it comes to:
         establishing participation ratios under the pooling agreement; allocating expenses unrelated to insurance underwriting; and MIGI's dividend policy.

Their interests may or may not be in conflict regarding:
         business and investment philosophies;
         profit objectives;
         cash management; and
         possibly other matters.

     The wording of the pooling agreement itself eliminates some potential conflicts. For instance, it doesn't matter which company insures a particular pooled risk because the operating results of all the participants depend on the results of the total business covered by the pooling agreement. For all the parties' property and casualty business included in the pool, the parties will have identical loss and loss adjustment expense ratios and virtually identical expense ratios.

     When the interests of MIGI and Meridian Mutual conflict, MIGI directors make decisions based on their fiduciary duties to the Company and its shareholders.
However, individuals who are directors of both the Company and Meridian Mutual also owe fiduciary duties to the policyholders of Meridian Mutual. There are no procedures for having only disinterested directors make those decisions.

     Future events that could affect the participation percentages among the parties include:
      Meridian Mutual's receipt of dividends on MIGI Common Shares it owns; changes in the capital structure or asset values of any of the parties to the pooling agreement;
      different effective rates of income taxation; or other factors which disproportionately affect the surplus of the companies.

     The pooling agreement has no fixed term. It will stay in effect with regard to any one party until both Meridian
Mutual and that party decide to end the agreement. A vote by MIGI shareholders is not necessary to amend or terminate the pooling agreement. If the pooling agreement were terminated:
      the terminating party would transfer back to Meridian Mutual the liabilities ceded by Meridian Mutual plus an equal amount of assets, and Meridian Mutual would transfer back to the terminating party the liabilities ceded by the terminating party plus an equal amount of assets.
Terminating the pooling agreement would not affect MIGI's ownership of all the outstanding common shares of Security, Fund and ICO.

     The pooling agreement can not be terminated or the participation percentages changed unless the Insurance
Commissioners of Indiana, Minnesota and Ohio give their approval. This requirement is for the protection of policyholders of Security, Fund, ICO, CSM and Meridian
Mutual, and not for the protection of MIGI shareholders.
MIGI intends for its insurance subsidiaries to remain in the pooling agreement, absent unforeseen changes in circumstances.

MIGI Audit Committee: Directors Barnette, Hackett, Humke and Price Meridian Mutual Audit Committee: Directors Hackett, Humke and Price MIGI Pooling Agreement Committee: Directors Barnette, Hackett, Humke,
     Kirr and Oman
Meridian Mutual Pooling Agreement Committee: Directors Hackett, Humke and Oman

                        EXECUTIVE COMPENSATION

     The following table shows the compensation paid for the last three years to MIGI's Chief Executive Officer and the four other most highly compensated executives serving as MIGI executive officers as of December 31, 1997. Annual compensation includes amounts deferred at the officer's election. All of MIGI's officers also serve as officers of Meridian Mutual. Meridian Mutual reimburses MIGI for the services these "Named Executive Officers" perform solely on behalf of Meridian Mutual.

                                    Summary Compensation Table
                                                          Long-Term Compensation
                                Annual Compensation         Awards    Payouts

                                                   Other    Securities
                                                   Annual   Underlying           All Other
Name and                                          Compen-    Options/     LTIP    Compen-
Principal                    Salary      Bonus     sation      SARS     Payouts    sation
Position              Year     ($)      ($) (1)   ($) (2)     (#) (3)     ($)     ($) (4)

Norma J. Oman         1997  $292,116          0         0      67,429         0  $ 46,920
President and Chief   1996   268,846          0  $ 97,566           0         0   110,319
Executive Officer     1995   258,558   $260,000   135,656           0         0   122,377

Steven R. Hazelbaker  1997   138,669          0         0      15,977         0     4,160
Vice President        1996   129,423          0         0           0         0     3,883
Chief Financial       1995   124,423     87,500         0           0         0     1,499
Officer and Treasurer

Brent Hartman         1997   113,558          0         0      22,286         0     3,407
Vice President        1996   128,846          0     1,900           0         0    16,913
                      1995   118,846     96,000     2,813           0         0     9,718

J. Mark McKinzie      1997   130,654          0         0      14,743         0     3,920
Senior Vice President 1996   119,423          0    64,871           0         0     3,583
Secretary and         1995   114,423     80,500     8,292           0         0     2,746
General Counsel

Timothy J. Hanrahan   1997   113,054          0         0      12,777         0     3,392
Senior Vice President 1996   103,538          0    66,723           0         0    14,124
                      1995   112,251     60,000    29,945           0         0     4,141


(1) The bonuses reflect cash earned during the fiscal year and paid during the next fiscal year.

(2) The 1996 Other Annual Compensation includes a) the pay-out termination of executive car allowance program: Ms. Oman
$45,000; Mr. McKinzie, $35,000; and Mr. Hanrahan, $35,000;
and b) tax reimbursement payments of $44,434, $1,900, $29,419, and $28,478 for Ms. Oman, Mr. Hartman, Mr.
McKinzie, and Mr. Hanrahan, respectively.  The 1995 Other
Annual Compensation reports a) tax reimbursement payments of $14,389, $1,638, $7,117, and $8,993 for Ms. Oman, Mr. Hartman,
Mr. McKinzie, and Mr. Hanrahan, respectively, and b) the taxable portion of exercised stock options, that being the difference between the fair market value of the stock on the date of exercise and the option price amounting to $121,267, $1,175, $1,175, and $20,952 for
Ms. Oman, Mr. Hartman, Mr. McKinzie, and Mr. Hanrahan, respectively.

(3) Options to acquire Common Shares granted pursuant to the 1996 Employee Incentive Stock Plan. When Mr. Hartman terminated his employment in January 1998, his options terminated.

(4) For 1997, consists of MIGI's matching contributions of $4,750, $4,160, $3,407, $3,920, and $3,392 to the Section
401(k) deferred compensation accounts of Ms. Oman, Mr.
Hazelbaker, Mr. Hartman, Mr. McKinzie, and Mr. Hanrahan, respectively; and an accrual under the Supplemental
Retirement Income Plan of $42,170 for the account of Ms.
Oman. For 1996, consists of Meridian Mutual's matching contributions of $4,500, $3,883, $3,865, $3,583, and $3,106 to the Section 401(k) deferred compensation accounts of Ms.
Oman, Mr. Hazelbaker, Mr. Hartman, Mr. McKinzie, and Mr.
Hanrahan, respectively; and accruals under the Supplemental
Retirement Income Plan of $105,819, $13,048, and $11,018 for the accounts of Ms. Oman, Mr. Hartman, and Mr. Hanrahan, respectively. For 1995, consists of Meridian Mutual's matching contributions of $3,600, $2,852, $1,499, $2,746, and $2,334 to the Section 401(k) deferred compensation accounts of Ms. Oman, Mr. Hartman, Mr. Hazelbaker, Mr. McKinzie, and Mr. Hanrahan, respectively; and accruals under the Supplemental Retirement Income Plan of $118,777, $6,866, and $1,807 for the accounts of Ms. Oman, Mr. Hartman, and Mr. Hanrahan, respectively.

      The  Board elects officers of MIGI for one-year terms.
The officers serve at the discretion of the Board of Directors. There is no family relationship between any of the officers of the Company.

     Mr. McKinzie, age 44, has been an attorney for MIGI, Meridian Mutual, and Security since 1989. He has served as General Counsel and Secretary of all three companies since
1992. He was elected a Vice President of the Company, Meridian Mutual and Security in 1993 and Senior Vice
President in 1997.

     Mr. Hanrahan, age 52, was elected a Vice President of MIGI in 1994 and a Senior Vice President in 1997. He has been a Vice President of Meridian Mutual and Security for more than the past five years and a Meridian employee since 1981.

     Mr. Carl W. Buedel, age 51, was elected a Vice
President of MIGI in 1994 and Senior Vice President in 1997.
He has been a Vice President of Meridian Mutual and Security since 1990. Mr. Buedel has been a Meridian employee since 1981.

     Mr. Hartman, age 50, terminated his employment with the Company in January 1998. Prior to leaving the Company, he had been a Vice President of MIGI since 1994.

     Mr. Hazelbaker, age 42, was elected Chief Financial
Officer and Treasurer of MIGI, Meridian Mutual and Security in 1994 and a Vice President of all three companies in 1995.
From 1987 until joining the Company in 1994, he was a partner with Coopers & Lybrand L.L.P.

                       OPTION/SAR GRANTS IN 1997

     The following table shows options to purchase MIGI
Common Shares granted in 1997 to the Named Executive
Officers under the 1996 Employee Incentive Stock Plan. No stock appreciation rights were granted during 1997.

                                 Individual Grants

              Number of   % of Total Option
             Securities     Shares Granted   Exercise or              Grant Date
             Underlying      to Employees    Base Price   Expiration   Present
  Name    Options Granted   in Fiscal Year  Per Share(1)     Date      Value(2)

Norma J.
Oman          67,429            27.27%         $15.75       3-3-07     $321,737

Steven R.
Hazelbaker    15,977             6.46%         $15.75       3-3-07     $ 76,234

J. Mark
McKinzie      14,743             5.96%         $15.75       3-3-07     $ 70,346

Brent
Hartman       22,286             9.01%         $15.75       3-3-07(3)  $106,338

Timothy J.
Hanrahan      12,777             5.17%         $15.75       3-3-07     $ 60,965

(1)  Options are granted at the fair market value of MIGI
Common Shares on the date of grant.
(2) The Black-Scholes stock option valuation model was used to compute these values. Assumptions used to calculate the grant date present value of options granted during 1997 were in accordance with SFAS 123, as follows:
     (a) Expected Volatility - The standard deviation of the continuously compounded rates of return calculated on the week-ending stock price over a period of time immediately preceding the grant and equal in length to the expected life. The volatility was 26.38 percent.
     (b) Risk-Free Interest Rate - The rate available at the time the grant was made on zero-coupon U.S. Government issues with a remaining term equal to the expected life.
The risk-free interest rate was 6.43 percent.
     (c) Dividend Yield - The expected annual dividend yield was 2.29 percent based on the 1996 annual dividend yield.
     (d) Expected Life - The expected life of the grant was six years, calculated based on the historical expected life of previous grants.
     (e) Forfeiture Rate - Under SFAS 123, forfeitures may be estimated or assumed to be zero. The forfeiture rate was assumed to be zero.

(3) When Mr. Hartman terminated his employment in January
1998, these options terminated.

              AGGREGATED OPTION/SAR EXERCISES IN 1997 AND
                   1997 YEAR-END OPTION/SAR VALUES

     The following table shows unexercised options held at December 31, 1997, by the Named Executive Officers. They did not exercise any options during 1997. The Company does not have any outstanding stock appreciation rights.


                                     Number of Securities   Value of Unexercised
                                    Underlying Unexercised      In-the-Money
                                        Options/SARs at       Options/SARs at
           Shares                     Fiscal Year End(#)   Fiscal Year End($)(1)
         Acquired On                      Exercisable(E)/      Exercisable(E)/
Name     Exercise(#) Value Realized($)  Unexercisable(U)      Unexercisable(U)

Norma J.
Oman          0              0             142,461  E           $433,210  E

Steven R.
Hazelbaker    0              0              34,166  E            104,648  E

J. Mark
McKinzie      0              0              31,417  E             96,029  E

Brent
Hartman       0              0              47,549  E(2)         145,443  E(2)

Timothy J.
Hanrahan      0              0              26,950  E             81,870  E


(1) Amounts reflecting gains on outstanding options are based on the December 30, 1997, closing stock price of $16.75.

(2) When Mr. Hartman terminated his employment in January
1998, these options terminated.

Pension Plan

     The Company maintains a defined benefit pension plan for eligible employees. All MIGI employees completing more than 1,000 hours of employment during a plan year become eligible to participate in the plan. The following table shows the range of estimated annual benefits payable upon retirement for graduated levels of average annual earnings and years of service, based on retirement at age 65 in 1998. The annual earnings can not exceed the $160,000 maximum compensation limit for purposes of pension calculations.

                       PENSION  PLAN  TABLE

                                     Years  of  Service
Remuneration             15        20        25        30        35

    $120,000          $28,582   $38,109   $47,636   $57,164   $66,691
     200,000           39,081    52,109    65,136    78,163    91,191
     250,000           39,081    52,109    65,136    78,163    91,191
     350,000           39,081    52,109    65,136    78,163    91,191
     450,000           39,081    52,109    65,136    78,163    91,191
     550,000           39,081    52,109    65,136    78,163    91,191
     650,000           39,081    52,109    65,136    78,163    91,191

     The plan provides a pension annuity beginning at age 65 of 1.125 percent of the employee's final monthly earnings for each year of credited service plus .625 percent of the employee's final monthly earnings in excess of the monthly Social Security covered compensation, if any, for each year of credited service to a maximum of 35 years. "Final monthly earnings" mean the employee's average monthly base pay during his or her five highest consecutive salary years out of the last ten. "Credited service" means calendar years during which the employee completes at least 1,000 hours of employment. The plan also provides benefits for delayed retirement, early retirement, and death and disability. Early retirement benefits are available at age
55. The plan has provisions for optional methods of benefit payment, payments to an employee leaving after a certain number of years of service, and payments to the employee's surviving spouse. Benefits listed in the table are computed based on a straight life annuity and are not subject to any deduction for Social Security or other offset amounts.
Section 415 of the Internal Revenue Code allows an individual maximum annual benefit of $130,000 for 1998. The Plan covers compensation of salary and cash bonus. For 1997 covered compensation for the Named Executive Officers was:
Ms. Oman, $334,285; Mr. Hazelbaker, $138,669; Mr. Hartman, $113,558; Mr. McKinzie, $130,654; Mr. Hanrahan, $113,054.

     The estimated credited years of service for the Named
Executive Officers as of January 1998 are listed below:

                                           Estimated Years of
                                            Credited  Service

    Norma J. Oman                                   24
    Steven R. Hazelbaker                             4
    J. Mark McKinzie                                 9
    Brent Hartman                                   22
    Timothy J. Hanrahan                             17

Supplemental Retirement Income Plan

     The Supplemental Retirement Income Plan covers certain MIGI employees who also participate in the MIGI Pension Plan. The supplemental plan provides benefits in excess of the limitations imposed by Section 401(a)(17) and Section 415 of the Internal Revenue Code. The Supplemental Retirement Benefit is payable to an eligible participant as a straight life annuity over the lifetime of the participant only and begins on the participant's normal retirement date. The Benefit will be a monthly amount equal to the difference between (a) the monthly amount of the MIGI Pension Plan retirement benefit to which the participant would have been entitled if computed without the limitations under the Internal Revenue Code and (b) the monthly amount of the benefit actually payable to the participant under the MIGI Pension Plan.

     The following table lists the Supplement Retirement
Benefit payable upon retirement for graduated levels of average annual earnings and years of service for participants under the Plan, based on retirement at age 65 in 1998. The benefits are not subject to any deduction for Social Security or other offset amounts. The 1997 compensation covered by the Plan for the Named Executive
Officers is found under the caption, "Pension Plan." Their estimated years of credited service are also listed under "Pension Plan."

             Supplemental  Retirement  Income  Plan  Table

                                     Years  of  Service
Remuneration               15      20       25     30       35
    $170,000          $  2,625   $  3,500   $  4,375   $  5,250   $  6,125
     200,000            10,500     14,000     17,500     21,000     24,500
     250,000            23,625     31,500     39,375     47,250     55,125
     350,000            49,875     66,500     83,125     99,750    116,375
     450,000            76,125    101,500    126,875    152,250    177,625
     550,000           102,375    136,500    170,625    204,750    238,875
     650,000           128,625    171,500    214,375    257,250    300,125

Executive Bonus Compensation Plan

     MIGI maintains a bonus compensation plan for key executive employees. The President selects plan participants each year, subject to approval of the Compensation Committees of the MIGI and Meridian Mutual Boards of Directors. The purpose of the plan is to establish compensation commensurate with corporate performance compared to goal. Criteria for determining bonus payments generally are established prior to the beginning of each year. The performance measure for 1997 was the combined pre-tax net income of Meridian Mutual, Security and the Citizens Security Group. Graduated amounts of cash bonuses become payable if the combined financial performance of these companies meets the threshold level of 80 percent of goal or exceeds it up to a maximum of 120 percent of goal. After the close of the year, performance is evaluated relative to the predetermined goals. Actual bonus awards are determined on the bases of this evaluation. The participant may elect to receive the bonus in cash or MIGI stock or a combination of the two. The same performance measure has been established for 1998.

                     COMPENSATION COMMITTEE REPORT
                       ON EXECUTIVE COMPENSATION

     The Compensation Committee of our Board of Directors, together with the Compensation Committee of Meridian Mutual, is responsible for establishing and administering the executive compensation program for MIGI executives. Both of these Compensation Committees are composed entirely of directors who are not employees of the Company.

Compensation Policy

     The goal of our executive compensation policy is to attract, motivate and retain competent personnel. At the same time, we want to ensure an appropriate relationship exists between executive pay and MIGI's performance.
Executive compensation consists of base salary, bonus compensation plans and stock-based incentives. In establishing the base salary portion of executive compensation, the Committee gives significant consideration to such factors as:
       maintaining MIGI's competitiveness
       establishing efficient and effective use of MIGI's resources preserving MIGI's good standing with regulatory and rating agencies managing daily operations and developing and achieving long-term and strategic objectives.

The Committee has not assigned relative weights to these factors. Through bonus compensation plans, the Committee seeks to reward the attainment of targeted income goals.
The Compensation Committee's philosophy is to slow the growth in base salary and put a greater portion of total compensation at risk through the bonus plan. In addition, the Committee seeks to provide equity-based incentives to further motivate executives over the long term to respond to MIGI's business challenges and opportunities as owners rather than just as employees. The Compensation Committee intends for executive annual compensation to continue to be tax-deductible to the Company.

     The Compensation Committee annually evaluates salary surveys produced by independent compensation consulting firms. This information helps the Committee determine appropriate levels of executive compensation. For the positions of Chief Executive Officer and Chief Financial Officer, the survey data compares the Company with other insurance companies and with all other industries based on:
       comparable asset levels
       direct written premiums
       net written premiums and
       other relevant indices.
For other executive positions, the Committee considers salary surveys comparing MIGI with other insurance companies of similar asset and premium levels. Some of the insurance companies participating in the salary surveys are included in the Total Return Industry Index for NASDAQ Insurance Stocks. The Total Return Industry Index is shown in the Stock Performance Chart of this Proxy Statement.

     The cash bonus compensation plan allows executives to earn additional compensation if Meridian Mutual, Security and Citizens Security Group attain certain levels of annual pre-tax income. See "Executive Bonus Compensation Plan." The cash bonus, a percentage of base salary, is benchmarked annually against the salary surveys and other information from the independent compensation consulting firms. The executives may elect to take the bonus in cash or MIGI stock or a combination of the two.

     MIGI's long-term incentive program, designed by an outside consultant, consists of grants under the Employee Incentive Stock Plan. Under this Plan, key employees may receive grants of incentive stock options, non-qualified stock options, appreciation rights and restricted stock awards. In 1997, each executive received vested options with a ten-year term. The size of the option grant was a percentage of the individual's base salary. Different percentages applied to the Chief Executive Officer, Senior
Vice President, and all other executive officers, commensurate with the amount of responsibility for their positions. When the Committee established the size of the grants, it considered outstanding options granted in 1994 and market practices for similar positions in stock insurance companies. Some of these companies are included in the Total Return Industry Index for NASDAQ Insurance Stocks.

Bases for CEO Compensation

     MIGI's total revenues for 1997 increased 16 percent to $216.5 million from $186.6 million for 1996. Premiums earned increased 16.3 percent to $194.6 million for 1997 in comparison to $167.3 million for 1996. MIGI's acquisition of the Citizens Security companies accounted for approximately $25 million of the increase in premiums earned. MIGI's net income for 1997 was $6.9 million, or $1.04 basic earnings per common share. This compares to $5.8 million, or $0.86 per common share, in 1996. In both years, a large volume of property damage claims associated with severe weather in our operating territory had a negative impact on earnings. Weather-related catastrophe losses were about $7.2 million, or $0.72 per share, in 1997 and $10.6 million, or $1.03 per share, in 1996.

     Ms. Oman's base salary was increased during 1997 to reward her individual accomplishments during 1996 in:
       acquiring the Citizens Security Group
       successfully integrating the Citizens Security Group
        operations with Meridian
       providing consistently superior claim service during
        a year of record catastrophe losses
       reducing per unit costs
       further streamlining operations, and
       achieving other long-range business and operating objectives. The Committee did not assign relative weights to these factors. Her new base salary was below the average for chief executive officers of insurance companies with direct and net written premiums over $200 million. It was also below the average salary for chief executive officers of similarly-sized companies across all industries.

     As mentioned above, bonus compensation is tied to the attainment of corporate performance goals. The 1997 combined pre-tax net income of the Meridian and Citizens Security companies did not meet the level established under the executive bonus compensation plan. As a result, Ms. Oman did not receive a bonus under that plan for 1997 results. Ms. Oman's total compensation package was lower than the average paid to chief executive officers of the comparison companies since her base salary was below average and she did not receive a cash bonus. This illustrates the Compensation Committee's philosophy to place a greater portion of total compensation at risk through the bonus compensation plan.

Compensation of Other Executive Officers

     During 1997, the Compensation Committee adjusted the other executives' base salaries based on:
       the assignment of internal responsibility their individual contributions to MIGI's performance the results of the latest salary surveys and other relevant information.
The Committee did not assign relative weights to these factors.

     These salaries are below the competitive range of people with comparably responsible positions at similarly-sized insurance companies, both regionally and nationally. On the other hand, the bonus opportunities for MIGI executives are greater than what our competitors offer. The Compensation Committee's philosophy is to put the bonus award at risk and to compensate for that risk with a slightly-higher-than-average total compensation package when the bonus is earned.

     The 1997 combined pre-tax net income of Meridian
Mutual, Security and Citizens Security Group was below the level established under the executive bonus compensation plan so the executives did not receive a bonus under that plan. Without that bonus, the other executives' total compensation listed in the Summary Compensation Table was lower than the comparison companies surveyed. This was in accordance with the Compensation Committee's commitment to putting a significant portion of executive compensation at risk.

MIGI Compensation Committee             Meridian Mutual Compensation Committee
Van P. Smith, Chairman (retired from    Van P. Smith, Chairman (retired from
Board 3-18-98)                          Board 3-18-98)
Ramon L. Humke and Thomas H. Sams       Ramon L. Humke and Martha D. Lamkin

Stock Performance Graph

     The following performance graph compares the cumulative total shareholder return on the Company's Common Shares with:
       the Center for Research in Securities Prices (CRSP)
Total Return Index  for NASDAQ Stock Market (U.S. Companies) and
       the CRSP Total Return Industry Index for NASDAQ Insurance Stocks for the years 1993 through 1997. The comparison assumes $100 was invested on December 31, 1992, in MIGI's Common Shares and in the CRSP indices. It also assumes reinvestment of dividends. The CRSP Total Return Industry Index for NASDAQ Insurance Stocks includes all insurance companies quoted on the NASDAQ stock market within the SIC codes 631 and 633. Upon a written request to MIGI's
Corporate Secretary, we will undertake to provide the names of the companies listed on the NASDAQ insurance stock index.

            COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
       MIGI, NASDAQ STOCK MARKET (U.S.), NASDAQ INSURANCE STOCKS

(The following information is contained in graph form in the Proxy Statement:)

                    MIGI               NASD Total Market (US)

1992               100                        100
1993               107.619                    114.796
1994               102.629                    112.214
1995               151.741                    158.699
1996               153.731                    195.192
1997               177.911                    239.181

                 Total Market             Insurance Stocks

1992               217.96                     100
1993               250.21                     106.952
1994               244.582                    100.688
1995               345.901                    143.014
1996               425.44                     163.034
1997               522.072                    239.181

               NASD Ins. Stocks              Insurance

1992               100                        204.652
1993               106.952                    218.888
1994               100.688                    206.041
1995               143.014                    292.681
1996               163.034                    333.653
1997               239.181                    489.489

COMPENSATION COMMITTEE INTERLOCKS

     MIGI's Compensation Committee consists of Thomas H.
Sams and Ramon L. Humke, Chairman of the MIGI Board of
Directors. The bylaws of the Company provide that the Chairman of the Board is an officer of the Company, but Mr.
Humke is not an employee of the Company.

Change-in-Control Agreements

     MIGI has executed change-in-control severance pay arrangements with the executives of MIGI and Meridian Mutual. The Termination Benefits Agreement ("Agreement") would provide severance payments and benefits to the executives if their employment is terminated under certain circumstances within one-year following a change in control. A "change in control" would occur if 50 percent or more of MIGI's outstanding Common Shares were acquired by an entity other than the Company, Meridian Mutual or an employee benefit plan of the Company. There are additional conditions that could result in a change-in-control event. MIGI may not waive or modify provisions of the Agreement, either before or after a change in control, without the written consent of the participant. However, either MIGI or the participant may elect not to extend the Agreement for the next calendar year by giving written notice.

     The Agreement terminated and replaced the Change in Control Agreements previously executed by Meridian Mutual and Ms. Oman, Mr. Hazelbaker and Mr. McKinzie. Under the
Agreement, termination for other that "cause" would entitle
Ms. Oman, Mr. Hazelbaker, Mr. McKinzie, Mr. Hanrahan and Mr. Buedel to any earned and unpaid bonus and to a lump sum payment equal to
2.99 times their average annual cash compensation received over the past five years. All other eligible executives would receive any earned and unpaid bonus and a lump sum payment equal to two times their average annual cash compensation received over the past five years.

Compensation of Directors

     MIGI directors who are also salaried employees of the Company receive no fees for services as directors. Nonemployee MIGI Board members serving on the Board of an affiliate receive a $1,000 annual retainer from MIGI. The compensation of all other non-employee directors was changed in June 1997. Prior to that date, MIGI Board members who were not salaried Company employees and who did not serve on the Board of any affiliates received an annual retainer of $10,000. Effective mid-year 1997, their annual retainer was increased to $15,000. Of that, $10,000 is payable in cash and $5,000 in MIGI Common Shares. The Common Shares will be valued at their fair market value two days after MIGI's annual results are released to the public.

     All directors, aside from salaried employees, receive per diem meeting fees of $600 for each Board or Committee meeting they attend. Their per diem fees will not exceed a total of $850 for attending two or more Board or Committee meetings on a single day. With the compensation change in late June 1997, the Meridian Mutual Chairman's additional $10,000 annual stipend was increased to $20,000 per year. The $10,000 increase is payable in MIGI stock. The chairmen of one or more affiliated Boards or one or more Board committees receive an additional $1,600 per year for services in those capacities.

     MIGI has a defined benefit pension plan for the benefit of eligible nonemployee directors of MIGI or Meridian Mutual. They become eligible to participate in the plan after completing five years of credited service. This means all calendar years the nonemployee director has attended at least 50 percent of the regular quarterly meetings. The plan provides a monthly retirement allowance equal to 1.75 percent of the final earnings for each year of credited service. Final earnings mean the five consecutive years with the highest average annual total fees paid during the period of directorship. The monthly retirement allowance begins on the director's retirement date and continues monthly for his or her lifetime. The plan also provides benefits for delayed retirement, early retirement or death. Early retirement benefits are available at age 55. The directors may select an optional method of benefit payment.

     MIGI has an Outside Director Stock Option Plan. An "outside director" is a director of either MIGI or Meridian Mutual who is not a Meridian employee on the date of grant. Each Outside Director was granted an option to purchase 1,000 Common Shares in May 1994, 1995, 1996 and 1997. Each Outside Director will be granted an option to purchase 1,000 Common Shares on the date of each Annual Meeting of Shareholders in the years 1998 through 2003, unless the plan is terminated earlier. The directors will pay the Company no consideration for being granted the option. The exercise price per share will equal the fair market value of a Common
Share on the date of grant.    Each option will be
exercisable beginning one year after the date of grant.
Each option will expire no later than ten years after the date of grant.

                        OTHER MATTERS

Appointment of Auditor

     The firm of Coopers & Lybrand L.L.P. served as MIGI's independent auditor for the fiscal year ended December 31, 1997. The Board of Directors has not selected an independent auditor for the current fiscal year ending December 31, 1998. We anticipate the Audit Committee, at its meeting on April 29, 1998, will recommend that the Board select Coopers & Lybrand L.L.P. as the Company's independent auditor for 1998. Representatives of Coopers & Lybrand will attend the Annual Meeting. They will respond to appropriate questions and make a statement if they wish.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires MIGI's directors and executive officers, and persons owning more than ten percent of a registered class of MIGI's equity securities, to file initial reports of their ownership of MIGI Common Shares and reports of changes in their ownership with the Securities and Exchange Commission. Based solely on review of the copies of forms furnished to MIGI, or written representations that no annual forms (SEC Form 5) were required, MIGI believes its officers, directors, and greater than ten-percent beneficial owners have complied with all Section 16(a) filing requirements applicable to them.

Other Business

     We do not expect any business to come up for shareholder vote at the Annual Meeting other than the items described in the Notice of Meeting and in this Proxy Statement. If other business is properly raised at the Meeting or any adjournment of it, your proxy card authorizes the people named as proxies to vote according to their best judgment.

Expenses of Proxy Solicitation

     We will pay all expenses of proxy solicitation. We will pay brokers, nominees, fiduciaries or other custodians their reasonable expenses for forwarding proxy and solicitation material to persons for whom they hold MIGI
Common Shares.  We will solicit proxies primarily by mail.
However, MIGI officers and employees may also solicit in person or by telephone.


     We mailed the 1997 Annual Report to Shareholders along with this Proxy Statement.


                         By Order of the Board of Directors,



                         Norma J. Oman
                         President and Chief Executive Officer


April 7, 1998

PROXY CARD                                                          PROXY CARD
                      Meridian Insurance Group, Inc.
          This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on May 13, 1998

   The undersigned appoints Joseph D. Barnette, Ramon L. Humke, and Thomas H. Sams, or any of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of Meridian Insurance Group, Inc., to be held on May 13, 1998, at 2:00 p.m., EST, and at any adjournments or postponements of the Annual Meeting, and to vote as specified in this Proxy all the Common Shares of the Company which the undersigned would be entitled to vote if personally present. This Proxy when properly executed will be voted in accordance with your indicated directions. If no direction is made, this Proxy will be voted FOR the election of Directors. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

  The Board of Directors recommends a vote FOR the election of Directors.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                (Continued and to be signed on reverse side.)

     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.



                                                         For  Withheld  For all
1.   Election of Directors                               All     All     Except
     Nominees: J. Hackett, D. Kirr, N. Oman, J. Price    ___     ___      ___



(Except nominee(s) written above.)

The undersigned acknowledges receipt of the Notice of Annual
Meeting of Shareholders and of the Proxy Statement.

   Dated:        , 1998

Signature(s)


Please sign exactly as your name appears. Joint owners should each sign personally. When applicable, indicate your official position or representation capacity.